Exhibit 99
PFIZER REPORTS SECOND-QUARTER 2021 RESULTS
▪Second-Quarter 2021 Revenues of $19.0 Billion, Reflecting 86% Operational Growth; Excluding BNT162b2(1), Revenues Grew 10% Operationally to $11.1 Billion
▪The 10% Operational Growth Excluding BNT162b2(1) in Second-Quarter 2021 Builds on the 6% Operational Growth Delivered by the Comparable Business in Second-Quarter 2020
▪Second-Quarter 2021 Reported Diluted EPS(2) of $0.98, Adjusted Diluted EPS(3) of $1.07
▪Raises Full-Year 2021 Guidance(4) for Revenues to a Range of $78.0 to $80.0 Billion and Adjusted Diluted EPS(3) to a Range of $3.95 to $4.05, Reflecting Updates to the Outlook for Pfizer’s Business, Both Including and Excluding BNT162b2(1)
–Now Anticipates 2021 Revenues of Approximately $33.5 Billion for BNT162b2(1), Reflecting 2.1 Billion Doses Expected to be Delivered in 2021 Under Signed Contracts as of Mid-July 2021
–Raises Guidance Ranges Excluding BNT162b2(1) for Revenue by $400 Million and Adjusted Diluted EPS(3) by $0.05
▪100% Efficacy Observed in Phase 2b Trial of RSV Adult Vaccine Candidate; Provides New Data Updates on its COVID-19 Vaccine Booster and Oral COVID-19 Antiviral Programs As Part of a Broader Review of 8 Potentially First-in-Class Compounds
NEW YORK, NY, Wednesday, July 28, 2021 – Pfizer Inc. (NYSE: PFE) reported financial results for second-quarter 2021 and raised 2021 guidance(4) for revenues and Adjusted diluted EPS(3) driven by its updated expectations for contributions to 2021 performance from both BNT162b2, the Pfizer-BioNTech SE (BioNTech) COVID-19 vaccine, as well as its business excluding BNT162b2(1).
Additionally, Pfizer published this morning on its website the second-quarter 2021 earnings presentation and accompanying prepared remarks from management as well as the quarterly update to its R&D pipeline.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated: “The second quarter was remarkable in a number of ways. Most visibly, the speed and efficiency of our efforts with BioNTech to help vaccinate the world against COVID-19 have been unprecedented, with now more than a billion doses of BNT162b2 having been delivered globally. In addition, we are equally proud of the second-quarter performance of our business excluding BNT162b2(1), which posted 10% operational revenue growth. Looking forward, we remain highly confident in our ability to achieve at least a 6% compound annual growth rate through 2025 and intend to build upon our recent successes by continuing to follow the science, trust in our people and remain focused on delivering breakthroughs for the patients we serve.”

Frank D’Amelio, Chief Financial Officer and Executive Vice President, Global Supply, stated: “Pfizer’s second quarter performance highlighted once again the underlying strength of our business, with consistent and solid growth coming from multiple products and categories. It is important to point out that the 10% year-over-year operational revenue growth rate for our business excluding BNT162b2(1) comes on top of a strong 6% operational growth rate delivered by the comparable business in the second quarter of last year. As a result of updates to our expectations for our business, both including and excluding BNT162b2(1), we are increasing our 2021 financial guidance ranges for revenues and Adjusted diluted EPS(3) for the second quarter in a row.”
Results for the second quarter and the first six months of 2021 and 2020(5) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Second-Quarter			Six Months
	2021	2020	Change	2021	2020	Change
Revenues	$ 18,977	$ 9,864	92%	$ 33,559	$ 19,947	68%
Reported Net Income(2)	5,563	3,489	59%	10,440	6,843	53%
Reported Diluted EPS(2)	0.98	0.62	58%	1.84	1.22	51%
Adjusted Income(3)	6,084	3,473	75%	11,346	7,019	62%
Adjusted Diluted EPS(3)	1.07	0.62	73%	2.00	1.25	60%

REVENUES

($ in millions)	Second-Quarter				Six Months
	2021	2020	% Change		2021	2020	% Change
			Total	Oper.			Total	Oper.
Vaccines	$ 9,234	$ 1,247	*	*	$ 14,127	$ 2,857	*	*
Oncology	3,145	2,647	19%	16%	6,007	5,082	18%	16%
Internal Medicine	2,403	2,279	5%	2%	4,997	4,610	8%	6%
Hospital	2,259	1,863	21%	17%	4,602	3,951	16%	13%
Inflammation & Immunology	1,041	1,149	(9%)	(12%)	2,107	2,127	(1%)	(3%)
Rare Disease	895	681	32%	28%	1,720	1,319	30%	27%
Total Revenue	$ 18,977	$ 9,864	92%	86%	$ 33,559	$ 19,947	68%	64%

* Indicates calculation not meaningful.
Following the completion of the spin-off of the Upjohn Business(6) in the fourth quarter of 2020, Pfizer operates as a focused innovative biopharmaceutical company engaged in the discovery, development, manufacturing, marketing, sale and distribution of biopharmaceutical products worldwide.
Revenues and expenses associated with the Upjohn Business(6) for the first and second quarters of 2020 have been recategorized as discontinued operations and excluded from Adjusted(3) results. Pfizer’s Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, which had been reported within the results of the

Upjohn Business(6) in the first three quarters of 2020, is now included within the Hospital therapeutic area for all periods presented.
Business development activities completed in 2020 and 2021 impacted financial results in the periods presented(6). Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(7).
2021 FINANCIAL GUIDANCE(4)
Financial guidance reflects management’s current expectations for operational performance, foreign exchange rates and management’s current projections as to the severity, duration and global macroeconomic impact of the COVID-19 pandemic.
Key guidance assumptions included in these projections broadly reflect a continued recovery in global macroeconomic and healthcare activity throughout 2021 as more of the population becomes vaccinated against COVID-19.
Pfizer is raising its financial guidance ranges primarily to reflect higher expected revenues and related expenses for BNT162b2(1) and anticipated incremental spending on other COVID-19-related and mRNA-based programs, as well as increased expected contributions from its business excluding BNT162b2(1). The increase to guidance for the effective tax rate on Adjusted income(3) resulted from updates to the anticipated jurisdictional mix of earnings, primarily related to BNT162b2(1). Current 2021 financial guidance is presented below.

Revenues	$78.0 to $80.0 billion
(previously $70.5 to $72.5 billion)
Adjusted Cost of Sales(3) as a Percentage of Revenues	39.0% to 40.0%
(previously 38.0% to 39.0%)
Adjusted SI&A Expenses(3)	$11.5 to $12.5 billion
(previously $11.0 to $12.0 billion)
Adjusted R&D Expenses(3)	$10.0 to $10.5 billion
(previously $9.8 to $10.3 billion)
Adjusted Other (Income)/Deductions(3)	Approximately $2.2 billion of income
Effective Tax Rate on Adjusted Income(3)	Approximately 16.0%
(previously approximately 15.0%)
Adjusted Diluted EPS(3)	$3.95 to $4.05
(previously $3.55 to $3.65)

The midpoint of the guidance range for revenues represents 89% growth from 2020 revenues, including an expected $1.5 billion, or 4%, favorable impact from changes in foreign exchange rates compared to 2020. The midpoint of the updated guidance range for Adjusted diluted EPS(3) reflects a 77% increase over 2020 actual results(8), including an expected $0.10, or 4%, benefit due to favorable changes in foreign exchange rates compared to 2020.
Financial guidance for Adjusted diluted EPS(3) is calculated using approximately 5.7 billion weighted average shares outstanding, and does not currently assume any share repurchases in 2021.
Update to Assumptions Related to BNT162b2(1) Within Guidance
Due to additional supply agreements that have been signed from mid-April to mid-July, Pfizer is updating the revenue assumptions related to BNT162b2(1) incorporated within the above guidance ranges. The updated assumptions are summarized below.

Revenues for BNT162b2(1)	Approximately $33.5 billion
(previously approximately $26 billion)
Adjusted Income(3) Before Tax (IBT) Margin for BNT162b2(1)	High-20s as a Percentage of Revenues

The BNT162b2(1) revenue projection incorporated within Pfizer’s 2021 financial guidance includes 2.1 billion doses that are expected to be delivered in 2021(5) under contracts signed through mid-July 2021. This guidance may be adjusted in the future as additional contracts are signed. Based on current projections, Pfizer and BioNTech expect to manufacture in total up to 3 billion doses by the end of December 2021, subject to continuous process improvements, expansion at current facilities and adding new suppliers and contract manufacturers.
Adjusted(3) IBT margin guidance for BNT162b2(1) incorporates the current expectation for revenues for the product, less anticipated Adjusted(3) costs to manufacture, market and distribute BNT162b2(1), including applicable royalty expenses and a 50% gross profit split with BioNTech, as well as shared R&D expenses related to BNT162b2(1) and costs associated with other assets currently in development for the prevention and treatment of COVID-19. It also includes R&D expenses related to other mRNA-based development programs. It does not include an allocation of corporate or other overhead costs.
Selected Financial Guidance Ranges Excluding BNT162b2(1)
Pfizer is raising its financial guidance ranges for revenues and Adjusted diluted EPS(3) excluding contributions from BNT162b2(1).

Revenues	$45.0 to $47.0 billion
(previously $44.6 to $46.6 billion)
Adjusted Cost of Sales(3) as a Percentage of Revenues	21% to 22%
Adjusted Diluted EPS(3)	$2.55 - $2.65
(previously $2.50 to $2.60)

The midpoint of the revenue guidance range above reflects approximately 7% operational growth compared to 2020 when sales of BNT162b2(1) are excluded from both periods, which is in line with the company’s stated goal of at least a 6% revenue compound annual growth rate through 2025. The midpoint of Pfizer’s Adjusted diluted EPS(3) guidance range excluding BNT162b2(1) reflects approximately 11% operational growth compared to the prior year(8).
CAPITAL ALLOCATION
▪During the first six months of 2021, Pfizer paid $4.4 billion of cash dividends, or $0.78 per share of common stock, which represents an increase in dividends per share of 3% compared to the same period last year.
▪No share repurchases have been completed to date in 2021. As of July 28, 2021, Pfizer’s remaining share repurchase authorization is $5.3 billion. Current 2021 financial guidance does not reflect any share repurchases in 2021.
▪Second-quarter 2021 diluted weighted-average shares outstanding used to calculate Reported(2) and Adjusted(3) diluted EPS was 5,678 million shares, an increase of 59 million shares compared to the prior-year quarter primarily due to shares issued for employee compensation programs.
QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2021 vs. Second-Quarter 2020)
Second-quarter 2021 revenues totaled $19.0 billion, an increase of $9.1 billion, or 92%, compared to the prior-year quarter, reflecting operational growth of $8.5 billion, or 86%, as well as a favorable impact of foreign exchange of $637 million, or 6%.
Second-quarter 2021 operational growth was primarily driven by:
▪BNT162b2(1), which contributed $7.8 billion in direct sales and alliance revenues;
▪Vyndaqel/Vyndamax globally, up 77% operationally, primarily driven by continued strong uptake of the transthyretin amyloid cardiomyopathy indication in the U.S., developed Europe and Japan;
▪Eliquis, up 13% operationally, led by growth in the U.S. and emerging markets, driven primarily by continued increased adoption in non-valvular atrial fibrillation and oral anti-coagulant market share gains;
▪Prevnar 13 in the U.S., up 34%, driven by:
▪35% growth in the pediatric indication primarily due to higher levels of healthcare activity and wellness visits compared to the prior-year quarter, which was heavily impacted by COVID-19-related mobility restrictions and limitations, and favorable timing of government purchases, partially offset by a lower year-over-year birth rate(9), and
▪24% growth in the adult indication, which was primarily driven by higher levels of healthcare activity compared to the prior-year quarter, as described above, partially offset by the impact of a lower remaining eligible unvaccinated population;
▪Ibrance outside of the U.S., up 21% operationally, driven by accelerating demand as the delays in diagnosis and treatment initiations caused by COVID-19 show signs of recovery across several international markets;
▪Inlyta globally, up 29% operationally, primarily reflecting increased adoption in the U.S. and developed Europe of combinations of certain immune checkpoint inhibitors and Inlyta for the first-line treatment of patients with advanced renal cell carcinoma;
▪Xtandi in the U.S., up 14%, primarily driven by strong demand across the metastatic and non-metastatic castration-resistant prostate cancer indications and the metastatic castration-sensitive prostate cancer indication; as well as
▪Hospital products globally, which grew 17% operationally to $2.3 billion, primarily driven by Pfizer CentreOne, Pfizer’s contract manufacturing operation, reflecting manufacturing of legacy Upjohn products for Viatris(6), certain BNT162b2 manufacturing activities performed on behalf of BioNTech(1) and remdesivir for Gilead Sciences Inc., as well as growth from recent anti-infective product launches in international markets, partially offset by a decline in U.S. sales of certain sterile injectable products utilized in the intubation and mechanical ventilation of patients being treated for COVID-19 due to high demand for these products in the prior-year quarter; and
▪Biosimilars globally, which grew 88% operationally to $559 million, primarily driven by recent oncology monoclonal antibody biosimilar launches of Zirabev (bevacizumab), Ruxience (rituximab) and Trazimera (trastuzumab) globally, as well as continued growth from Retacrit (epoetin) in the U.S., partially offset primarily by lower revenues for:
▪Xeljanz in the U.S., down 15%, despite 2% year-over-year growth in U.S. prescription volume, reflecting an unfavorable change in channel mix toward lower-priced channels and continued investments to improve formulary positioning and unlock access to additional patient lives, as well as a negative impact on new patient starts resulting from an ongoing review by the Food and Drug Administration (FDA) of safety data from the post-marketing ORAL Surveillance study of Xeljanz in subjects with rheumatoid arthritis who were 50 years of age or older and had at least one additional cardiovascular risk factor;

▪Ibrance in the U.S., down 7%, despite maintaining a strong leadership position in the CDK 4/6 class with 73% share of first-line new patient starts, reflecting an increase in the proportion of patients accessing Ibrance through Pfizer’s Patient Assistance Program;
▪Enbrel internationally, down 19% operationally, primarily reflecting continued biosimilar competition in developed Europe and Japan; and
▪Prevenar 13 in developed Europe, down 35% operationally, reflecting significantly increased adult demand in the prior-year quarter in Germany and certain other markets resulting from greater vaccine awareness for respiratory illnesses due to the COVID-19 pandemic.
GAAP Reported(2) Income Statement Highlights
SELECTED REPORTED COSTS AND EXPENSES(2)

($ in millions)	Second-Quarter				Six Months
	2021	2020	% Change		2021	2020	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 7,049	$ 1,826	*	*	$ 11,259	$ 3,766	*	*
Percent of Revenues	37.1%	18.5%	N/A	N/A	33.6%	18.9%	N/A	N/A
SI&A Expenses(2)	2,928	2,659	10%	8%	5,712	5,200	10%	8%
R&D Expenses(2)	2,459	2,078	18%	17%	4,473	3,750	19%	18%
Total	$ 12,436	$ 6,563	89%	82%	$ 21,444	$ 12,717	69%	63%

Other (Income)/Deductions––net(2)	($998)	($955)	5%	(5%)	($2,001)	($764)	*	*
Effective Tax Rate on Reported Income(2)	15.8%	14.0%			15.0%	13.3%

* Indicates calculation not meaningful.
Second-quarter 2021 Cost of Sales(2) as a percentage of revenues increased 18.6 percentage points compared with the prior-year quarter. The drivers for the increase include, among other things:
▪an increase of approximately 15 percentage points associated with sales of BNT162b2(1), which includes a charge for the 50% gross profit split with BioNTech and applicable royalty expenses;
▪unfavorable changes in product mix, reflecting higher sales of lower margin products including revenues from the Pfizer CentreOne operation, partially offset by the favorable impact of higher alliance revenues; and
▪unfavorable foreign exchange impacts.
SI&A Expenses(2) increased 8% operationally in second-quarter 2021 compared with the prior-year quarter, primarily due to increased product-related spending across multiple therapeutic categories and other costs associated with a return to more normal activity levels compared to the prior-year quarter, partially offset by a reduction in spending for corporate enabling functions and lower spending for Chantix following its loss of patent protection in the U.S. in November 2020.
Second-quarter 2021 R&D Expenses(2) increased 17% operationally compared with the prior-year quarter, which primarily reflects incremental investments across multiple therapeutic categories, including additional spending related to the development of BNT162b2(1) and therapeutics to help treat COVID-19, as well as a charge for in-process R&D related to an asset acquisition completed in the second quarter of 2021, partially offset by the non-recurrence of upfront payments associated with two R&D agreements executed in second-quarter 2020.
Other income––net(2) in second-quarter 2021 decreased 5% operationally compared with second-quarter 2020, primarily driven by higher legal charges and lower income from collaborations, partially offset by higher transition services agreement income, higher net gains on both equity securities and asset disposals, lower interest expense and higher net periodic benefit credits related to pension and postretirement plans.
Pfizer’s effective tax rate on Reported income(2) for second-quarter 2021 compared to the prior-year quarter increased due to an unfavorable change in the jurisdictional mix of earnings primarily related to BNT162b2(1).
Adjusted(3) Income Statement Highlights
SELECTED ADJUSTED COSTS AND EXPENSES(3)

($ in millions)	Second-Quarter				Six Months
	2021	2020	% Change		2021	2020	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(3)	$ 6,997	$ 1,795	*	*	$ 11,175	$ 3,712	*	*
Percent of Revenues	36.9%	18.2%	N/A	N/A	33.3%	18.6%	N/A	N/A
Adjusted SI&A Expenses(3)	2,792	2,528	10%	8%	5,451	4,978	10%	7%
Adjusted R&D Expenses(3)	2,273	1,841	23%	22%	4,286	3,514	22%	21%
Total	$ 12,062	$ 6,163	96%	88%	$ 20,911	$ 12,204	71%	66%

Adjusted Other (Income)/Deductions––net(3)	($575)	($442)	30%	8%	($1,175)	($704)	67%	57%
Effective Tax Rate on Adjusted Income(3)	16.6%	14.5%			16.0%	15.3%

* Indicates calculation not meaningful.
Changes in Adjusted(3) costs and expenses in second-quarter 2021 compared to the prior-year quarter were driven primarily by the factors listed in the Reported(2) costs and expenses section above.
A full reconciliation of Reported(2) to Adjusted(3) financial measures and associated footnotes can be found in the financial tables section of this press release.

RECENT NOTABLE DEVELOPMENTS (Since May 4, 2021)
Product Developments
▪Chantix (varenicline) -- In July 2021, Pfizer issued a voluntary recall in the U.S. for twelve lots of Chantix due to the presence of a nitrosamine, N-nitroso-varenicline, above the Pfizer-established acceptable daily intake level. Nitrosamines are common in water and foods and everyone is exposed to some level of nitrosamines. These impurities may theoretically increase the risk of cancer if people are exposed to them above acceptable levels over long periods of time. The health benefits of stopping smoking outweigh the theoretical potential cancer risk from the nitrosamine impurity in varenicline.
▪Myfembree (relugolix 40 mg, estradiol 1 mg, and norethindrone acetate 0.5 mg) -- In May 2021, Myovant Sciences (Myovant) and Pfizer announced that the FDA approved Myfembree, the first once-daily treatment for the management of heavy menstrual bleeding associated with uterine fibroids in premenopausal women, with a treatment duration of up to 24 months. Myovant and Pfizer are jointly commercializing Myfembree in the U.S.
▪Prevnar 20 (pneumococcal 20-valent conjugate vaccine) -- In June 2021, Pfizer announced that the FDA approved Prevnar 20 for the prevention of invasive disease and pneumonia caused by the 20 Streptococcus pneumoniae (pneumococcus) serotypes in the vaccine in adults ages 18 years and older. The U.S. Centers for Disease Control and Prevention’s (CDC) Advisory Committee on Immunization Practices (ACIP) is expected to meet in October to discuss and update recommendations on the safe and appropriate use of pneumococcal vaccines in adults.
▪Talzenna (talazoparib) -- In June 2021, Pfizer announced that the first participant had been dosed in the Phase 3 TALAPRO-3 study, which will evaluate the efficacy and safety of talazoparib, an oral poly (ADP-ribose) polymerase (PARP) inhibitor, in combination with enzalutamide, an androgen receptor inhibitor, compared with placebo plus enzalutamide in men with DNA damage response (DDR)-deficient metastatic castration-sensitive prostate cancer. The anticipated primary completion date is late-2024.
▪Xeljanz (tofacitinib)
–In June 2021, Pfizer announced that the Pharmacovigilance Risk Assessment Committee (PRAC) of the European Medicines Agency (EMA) recommended that Xeljanz should only be used in patients over 65 years of age, patients who are current or past smokers, patients with other cardiovascular risk factors, and patients with other malignancy risk factors, if no suitable treatment alternative is available. The recommendation, which has since been adopted by the EMA’s Committee for Medicinal Products for Human Use (CHMP), is based on the receipt of safety data from the post-marketing ORAL Surveillance study of Xeljanz in subjects with rheumatoid arthritis who were 50 years of age or older and had at least one cardiovascular risk factor.
–In June 2021, Pfizer, in collaboration with The Academic Research Organization (ARO) from the Hospital Israelita Albert Einstein, announced that The New England Journal of Medicine had published positive findings from the STOP-COVID study (NCT04469114) evaluating the efficacy and safety of its oral Janus kinase (JAK) inhibitor tofacitinib in 289 hospitalized adult patients with COVID-19 pneumonia who were not on ventilation. Tofacitinib has not been approved or authorized for use by any regulatory authority worldwide for the treatment of COVID-19 and tofacitinib should not be used in patients with an active serious infection. Pfizer is assessing next steps.
–In July 2021, the FDA notified Pfizer that it would not meet the Prescription Drug User Fee Act (PDUFA) goal date for the supplemental New Drug Applications (sNDA) for Xeljanz/Xeljanz XR for the treatment of adults with active ankylosing spondylitis. The FDA cited its ongoing review of Pfizer’s post-marketing safety study, ORAL Surveillance, evaluating tofacitinib in subjects with rheumatoid arthritis who were 50 years of age or older and had at least one additional cardiovascular risk factor, as a factor for the extension. No revised PDUFA goal date has been set for these sNDAs.
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.
▪Abrocitinib (PF-04965842) -- In July 2021, the FDA notified Pfizer that it would not meet the PDUFA goal date for the New Drug Application (NDA) for abrocitinib for the treatment of adults and adolescents with moderate to severe atopic dermatitis. The FDA cited its ongoing review of Pfizer’s post-marketing safety study, ORAL Surveillance, evaluating tofacitinib in subjects with rheumatoid arthritis who were 50 years of age or older and had at least one cardiovascular risk factor, as a factor for the extension. No revised PDUFA goal date has been set for this NDA.
▪BNT162b2 (COVID-19 Vaccine) Development Program
–Clinical and Research Developments
•In June 2021, Pfizer and BioNTech initiated a Phase 2/3 study to further evaluate the safety, tolerability and immunogenicity of BNT162b2 in preventing COVID-19 in healthy children between the ages of 6 months to 11 years old. The companies expect to have the safety and immunogenicity data that could potentially support an Emergency Use Authorization (EUA) for use in children ages 5 to 11 years old, if such an EUA is deemed necessary, by the end of September. The full dataset from this study, which will be required to support licensure in this age group, is expected by the end of 2021. Similar data packages will be submitted shortly thereafter to support EUA and licensure in children 6 months to 5 years of age.
•In July 2021, Pfizer and BioNTech provided an update on the ongoing Phase 1/2/3 booster trial of a third dose of the current BNT162b2 vaccine. Initial safety and immunogenicity data from the study demonstrate that a booster dose given at least 6 months after the second dose has a consistent tolerability profile while eliciting high neutralization titers against the wild type and the Beta (B.1.351) variant, which are 5 to 10 times higher than after two primary doses. In addition, newly disclosed data demonstrates that a third dose elicits neutralizing titers against the Delta (B.1.617.2) variant that are more than five times higher in younger people and more than 11 times higher in older people than after two doses. The companies expect to publish more definitive data about the analysis and all accumulated data will be shared as part of the ongoing discussions with the FDA, EMA and other regulatory authorities in the coming weeks.
•In July 2021, Pfizer and BioNTech initiated the global Phase 3 portion of the clinical study to evaluate the efficacy, safety and tolerability of a third dose of BNT162b2 compared to placebo, including evaluating the booster’s efficacy at continuing to prevent COVID-19 infection. The Phase 3 study will enroll 10,000 participants who participated in the original Phase 3 trial.
–Regulatory Developments
•In May 2021, Pfizer and BioNTech received approval from the EMA to extend the storage period of an unopened thawed vial of BNT162b2 at 2-8°C from five days to one month (31 days) to facilitate the handling of the vaccine in vaccination centers across the European Union (EU).
•In May 2021, Pfizer and BioNTech announced expanded authorization in the EU as part of its Conditional Marketing Authorization (CMA), and separately expanded authorization in the U.S. as part of its EUA, for use of BNT162b2 in individuals 12 to 15 years of age. BNT162b2 is the first COVID-19 vaccine to be authorized for use in this age group(10).
•In July 2021, Pfizer and BioNTech announced that the FDA granted Priority Review designation for the Biologics License Application (BLA) for their mRNA vaccine to prevent COVID-19 in individuals 16 years of age and older. This follows the completion of the rolling submission of the BLA in May 2021, which includes data from the pivotal Phase 3 clinical trial of the vaccine, where the vaccine’s efficacy and favorable safety profile were observed up to six months after the second dose. The PDUFA goal date for a decision by the FDA is in January 2022.
–Commercial Developments
•In May 2021, Pfizer and BioNTech announced an agreement with the European Commission (EC) to supply 900 million doses of BNT162b2 to the EU, with an option for the EU to request up to an additional 900 million doses for a total of up to 1.8 billion doses. The 900 million agreed doses are expected to be delivered on a monthly schedule beginning in December 2021 and continuing into 2023. This new agreement is in addition to the 600 million doses that had already been committed to the EU through 2021.
•In June 2021, Pfizer and BioNTech announced plans to provide 500 million doses of BNT162b2 to the U.S. government at a not-for-profit price for donation to approximately 100 low- and lower middle-income countries including those in the African Union via the COVAX Facility. Deliveries under the agreement will begin in August 2021, with 200 million doses to be delivered through the end of 2021 and the remaining 300 million doses to be delivered in the first half of 2022. The agreement also provides the U.S. government with an option for additional doses in 2022.
•In July 2021, Pfizer and BioNTech announced the signing of a letter of intent with The Biovac Institute (Pty) Ltd (Biovac), a South African biopharmaceutical company, to manufacture BNT162b2 for distribution within the African Union. Biovac will obtain drug substance from facilities in Europe, and manufacturing of finished doses will commence in 2022. At full operational capacity, annual production is estimated to be approximately 100 million finished doses. All doses will exclusively be distributed within the 55 member states that make up the African Union.
•In July 2021, Pfizer and BioNTech announced that the U.S. government has agreed to purchase an additional 200 million doses of BNT162b2, of which 110 million doses are expected to be delivered from October through December 2021 with the remainder expected to be delivered from January through April 2022. This brings the total number of doses to be supplied to the U.S. government under its existing supply agreement to 500 million. This agreement is separate from the 500 million doses to be provided to the U.S. government for donation to the world’s poorest nations, which was announced in June 2021.
▪PF-07304814 (Intravenous Protease Inhibitor for COVID-19) -- Following recent communications with the FDA, Pfizer anticipates the initiation of a Phase 2/3 study in third-quarter 2021 of its intravenous protease inhibitor clinical candidate, PF-07304814, a potential novel treatment option for hospitalized patients with COVID-19.
▪PF-07321332 (Oral Protease Inhibitor for COVID-19) -- Pfizer today provided further details on its oral protease inhibitor program for treatment of COVID-19. PF-07321332 exhibits potent, selective in vitro antiviral activity against SARS-CoV-2 and other coronaviruses. Additionally, it has demonstrated robust preclinical antiviral effect in human cells in vitro, and in SARS-CoV-2 infected animals. In a Phase 1 pharmacokinetic study in healthy volunteers, PF-07321332 has shown high drug exposure over 10 days, exceeding the level of exposure predicted to inhibit SARS-CoV-2 viral replication by more than five fold. Based on these data, Pfizer initiated a Phase 2/3 trial in COVID-19 patients in July 2021. Data from the trial are expected in fourth-quarter 2021.
▪Ritlecitinib (PF-06651600) -- In July 2021, Pfizer presented initial efficacy and safety results from the Phase 2 VIBRATO study evaluating its investigational oral JAK3/TEC inhibitor ritlecitinib at the European Congress of Crohn’s and Colitis Organisation (ECCO) annual meeting. At Week 8, once-daily ritlecitinib 70 and 200 mg demonstrated significant improvement in remission, modified remission, and endoscopic improvement in participants with moderate to severe active ulcerative colitis who had inadequate or loss of response, or intolerance to corticosteroids, immunosuppressants or biologic therapies.
▪RSVpreF (RSV Adult Vaccine Candidate) -- Pfizer today provided an update on a Phase 2a study to evaluate the safety, immunogenicity and efficacy of its bivalent protein-based vaccine candidate, RSVpreF, in a virus challenge model in healthy adults 18 to 50 years of age. RSVpreF showed 100% observed efficacy against mild to moderate symptomatic infection resulting from respiratory syncytial virus (RSV). No vaccine related serious adverse events were observed. Injection site pain was the most frequent mild adverse event observed. Detailed results from this study will be shared in a future scientific forum. Based on these data, Pfizer plans to initiate a global Phase 3 trial in adults in September 2021.
▪Tanezumab (PF-04383119) -- In July 2021, Pfizer and Eli Lilly and Company announced positive top-line results of a Phase 3 study evaluating subcutaneous (SC) administration of tanezumab in adults with moderate-to-severe cancer pain due to bone metastases or multiple myeloma. In Study A4091061, 146 patients were randomized in a 1:1 ratio to receive either tanezumab 20 mg SC or placebo, each administered at baseline, week eight, and week 16 in addition to background opioid therapy. The use of background opioids allowed an appropriate comparison of the efficacy and safety of tanezumab versus placebo to be made reflective of the real-world experience. The trial included a 24-week treatment period, followed by a 24-week safety period, for a total of 48 weeks of observation. The study met its primary endpoint of demonstrating a statistically significant improvement in daily average pain intensity at eight weeks for tanezumab compared to placebo in patients receiving background opioid therapy. Preliminary safety data showed that during the 24-week treatment period, the adverse event profile of tanezumab 20 mg was generally consistent with adverse events expected in patients with cancer pain due to bone metastasis and the known safety profile of tanezumab. There were two adjudicated composite joint safety outcomes, both pathological fractures, which occurred near the site of bone metastases in tanezumab-treated patients. Detailed results from this study will be shared in a future scientific forum.
▪VLA15 (Lyme Disease Vaccine Candidate) -- In July 2021, Valneva SE and Pfizer announced that they have completed recruitment for the Phase 2 trial, VLA15-221, of the Lyme disease vaccine candidate, VLA15. The trial builds on previous positive Phase 2 trials and includes both adult and pediatric participants with the aim to support acceleration of the vaccine candidate’s pediatric program. The objective of the trial is to show safety and immunogenicity down to 5 years of age and to evaluate the optimal vaccination schedule for use in Phase 3.
Corporate Developments
▪In July 2021, Pfizer and Arvinas, Inc. (Arvinas) announced a global collaboration to develop and commercialize ARV-471, an investigational oral PROTAC® (PROteolysis TArgeting Chimera) estrogen receptor protein degrader. The estrogen receptor is a well-known disease driver in most breast cancers. ARV-471 is currently in a Phase 2 dose expansion clinical trial for the treatment of patients with estrogen receptor positive / human epidermal growth factor receptor 2 negative (ER+/HER2-) locally advanced or metastatic breast cancer. Under the terms of the agreement, Pfizer will pay Arvinas $650 million upfront. Separately, Pfizer will make a $350 million equity investment in Arvinas. Arvinas is also eligible to receive up to $400 million in approval milestones and up to $1 billion in commercial milestones. The companies will equally share worldwide development costs, commercialization expenses and profits.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)BNT162b2 includes direct sales and alliance revenues related to sales of the Pfizer-BioNTech SE (BioNTech) COVID-19 vaccine, which are recorded within Pfizer’s Vaccines therapeutic area. It does not include revenues for certain BNT162b2 manufacturing activities performed on behalf of BioNTech related to the COVID-19 vaccine, which are included in the Pfizer CentreOne contract manufacturing operation within the Hospital area.
(2)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income and its components are defined as net income attributable to Pfizer Inc. and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(3)Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(2) and its components and reported diluted EPS(2) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as actuarial gains and losses from pension and postretirement plan remeasurements, gains on the completion of joint venture transactions, restructuring charges, legal charges or gains and losses from equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure.
As described in the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2020 Annual Report on Form 10-K, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to present the results of the company’s major operations––the discovery, development, manufacture, marketing, sale and distribution of prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the second quarter and first six months of 2021 and 2020. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(2).

(4)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.
Financial guidance for full-year 2021 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of July 4, 2021, including any one-time upfront payments associated with such transactions.
▪Includes Pfizer’s pro rata share of the Consumer Healthcare joint venture anticipated earnings, which is recorded in Adjusted other (income)/deductions(3) on a one-quarter lag.
▪Reflects an anticipated negative revenue impact of $0.6 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.
▪Exchange rates assumed are a blend of actual rates in effect through second-quarter 2021 and mid-July 2021 rates for the remainder of the year. Financial guidance reflects the anticipated favorable impact of approximately $1.5 billion on revenues and approximately $0.10 on Adjusted diluted EPS(3) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2020.
▪Guidance for Adjusted diluted EPS(3) assumes diluted weighted-average shares outstanding of approximately 5.7 billion shares, which currently assumes no share repurchases in 2021.
▪Guidance for Adjusted other (income)/deductions(3) includes an estimated benefit of approximately $300 million resulting from a change in accounting principle to a more preferable policy under U.S. GAAP to immediately recognize actuarial gains and losses arising from the remeasurement of our pension and postretirement plans. This change went into effect in the first quarter of 2021 and prior period amounts have been recast to conform to the new accounting policy.
(5)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s second quarter and first six months for U.S. subsidiaries reflects the three and six months ended on July 4, 2021 and June 28, 2020 while Pfizer’s second quarter and first six months for subsidiaries operating outside the U.S. reflects the three and six months ended on May 30, 2021 and May 24, 2020.
(6)The following business development activity, among others, impacted financial results for the periods presented:
▪On November 16, 2020, Pfizer completed the transaction to spin off its Upjohn Business and combine it with Mylan N.V. (Mylan) to form Viatris Inc. (Viatris). On December 21, 2020, which fell in Pfizer’s international first-quarter 2021, Pfizer and Viatris completed the termination of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (Mylan-Japan collaboration) and Pfizer transferred related operations that were part of the Mylan-Japan collaboration to Viatris. As a result of the spin-off of the Upjohn Business and the termination of the Mylan-Japan collaboration, the results of operations of the Upjohn Business and the Mylan-Japan collaboration are presented as discontinued operations.
▪On April 9, 2020, Pfizer signed a global agreement with BioNTech to co-develop a first-in-class, mRNA-based coronavirus vaccine program, BNT162, aimed at preventing COVID-19 infection. In connection with the agreement, Pfizer paid BioNTech an upfront cash payment of $72 million in second-quarter 2020. Pfizer also made an equity investment of $113 million in BioNTech common stock. Pfizer made an additional investment of $50 million in common stock of BioNTech as part of an underwritten equity offering by BioNTech, which closed in July 2020. On January 29, 2021, Pfizer and BioNTech signed an amended version of the April 2020 agreement. Under the January 2021 agreement, BioNTech paid Pfizer its 50 percent share of prior development costs in a lump sum payment during the first quarter of 2021. Further R&D costs are being shared equally.
(7)References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and since they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(8)As described in footnote (4) above, in the first quarter of 2021, Pfizer adopted a change in accounting principle to a more preferable approach under U.S. GAAP related to its pension and postretirement plans. Prior period financial results have been recast to reflect this change. The recast comparable full-year 2020 Adjusted diluted EPS(3) is $2.26, versus $2.22 previously reported.
(9)The U.S. birth rate decline is 4% compared to 2020 levels, according to Demographic Intelligence.

(10)BNT162b2 has not been approved or licensed by the U.S. Food and Drug Administration (FDA), but has been authorized for emergency use by the FDA under an Emergency Use Authorization (EUA) to prevent Coronavirus Disease 2019 (COVID-19) for use in individuals 12 years of age and older. The emergency use of this product is only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of the medical product under Section 564 (b) (1) of the FD&C Act unless the declaration is terminated or authorization revoked sooner. Please see the EUA Fact Sheet for Healthcare Providers Administering Vaccine (Vaccination Providers) including full EUA prescribing information available at www.cvdvaccine.com.

Contacts:	Media		Investors
	Amy Rose	212.733.7410	Christopher Stevo	212.733.0437
			Chuck Triano	212.733.3901
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2021	2020	(Decr.)	2021	2020	(Decr.)
Revenues	$18,977	$9,864	92	$33,559	$19,947	68
Costs and expenses:
Cost of sales(2), (3)	7,049	1,826	*	11,259	3,766	*
Selling, informational and administrative expenses(2), (3)	2,928	2,659	10	5,712	5,200	10
Research and development expenses(2), (3)	2,459	2,078	18	4,473	3,750	19
Amortization of intangible assets(3)	931	869	7	1,802	1,718	5
Restructuring charges and certain acquisition-related costs(4)	(1)	360	*	22	414	(95)
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	(6)	*
Other (income)/deductions––net(5)	(998)	(955)	5	(2,001)	(764)	*
Income from continuing operations before provision for taxes on income	6,609	3,026	*	12,291	5,868	*
Provision for taxes on income(6)	1,043	422	*	1,849	782	*
Income from continuing operations	5,565	2,604	*	10,443	5,087	*
Income from discontinued operations––net of tax(1)	24	893	(97)	32	1,774	(98)
Net income before allocation to noncontrolling interests	5,589	3,497	60	10,475	6,860	53
Less: Net income attributable to noncontrolling interests	26	8	*	35	17	*
Net income attributable to Pfizer Inc. common shareholders	$5,563	$3,489	59	$10,440	$6,843	53

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.99	$0.47	*	$1.86	$0.91	*
Income from discontinued operations––net of tax	—	0.16	(97)	0.01	0.32	(98)
Net income attributable to Pfizer Inc. common shareholders	$0.99	$0.63	58	$1.87	$1.23	51

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.98	$0.46	*	$1.84	$0.90	*
Income from discontinued operations––net of tax	—	0.16	(97)	0.01	0.32	(98)
Net income attributable to Pfizer Inc. common shareholders	$0.98	$0.62	58	$1.84	$1.22	51
Weighted-average shares used to calculate earnings per common share:
Basic	5,598	5,554		5,591	5,550
Diluted	5,678	5,619		5,670	5,616
*Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(1)The financial statements present the three and six months ended July 4, 2021 and June 28, 2020. Subsidiaries operating outside the U.S. are included for the three and six months ended May 30, 2021 and May 24, 2020.
The financial results for the three and six months ended July 4, 2021 are not necessarily indicative of the results that ultimately could be achieved for the full year.
On November 16, 2020, we completed the spin-off and the combination of our Upjohn Business with Mylan N.V. (Mylan) to form Viatris Inc. (Viatris). On December 21, 2020, which fell in Pfizer’s international first-quarter 2021, Pfizer and Viatris completed the termination of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (Mylan-Japan collaboration) and we transferred related operations that were part of the Mylan-Japan collaboration to Viatris. As a result of the spin-off of the Upjohn Business and the termination of the Mylan-Japan collaboration, the results of operations of the Upjohn Business and the Mylan-Japan collaboration are presented as discontinued operations. Prior-period financial information has been restated, as appropriate.
In the first quarter of 2021, we adopted a change in accounting principle to a more preferable policy under U.S. GAAP to immediately recognize actuarial gains and losses arising from the remeasurement of our pension and postretirement plans. The actuarial gains and losses are classified as Other (income)/deductions––net. Prior period financial results have been recast to reflect this change in accounting principle. The impact of the change on the second quarter of 2020 was a $62 million increase in Net income attributable to Pfizer Inc. common shareholders and a $0.01 increase in Earnings per common share––diluted: Net income attributable to Pfizer Inc. common shareholders. The impact of the change on the first six months of 2020 was a $16 million increase in Net income attributable to Pfizer Inc. common shareholders with no impact to Earnings per common share––diluted: Net income attributable to Pfizer Inc. common shareholders. See footnote (5) below.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.
(3)Amortization of finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization of intangible assets that are for a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.
(4)Restructuring charges and certain acquisition-related costs include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2021	2020	2021	2020
Restructuring charges/(credits)––acquisition-related costs(a)	$—	$(1)	$(7)	$—
Restructuring charges/(credits)––cost reduction initiatives(b)	(4)	339	20	379
Restructuring charges/(credits)	(5)	338	14	379
Transaction costs(c)	—	11	—	14
Integration costs and other(d)	4	11	8	21
Restructuring charges and certain acquisition-related costs	$(1)	$360	$22	$414
(a)Includes employee termination costs, asset impairments and other exit costs associated with business combinations.
(b)Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions. The charges for the second quarter and the first six months of 2020 primarily represent employee termination costs associated with our Transforming to a More Focused Company program.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(5)Components of Other (income)/deductions––net include:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2021	2020	2021	2020
Interest income	$(13)	$(19)	$(12)	$(53)
Interest expense	316	367	651	757
Net interest expense	303	348	639	704
Royalty-related income	(212)	(191)	(388)	(310)
Net (gains)/losses on asset disposals	(58)	1	(98)	2
Net (gains)/losses recognized during the period on equity securities(a)	(800)	(732)	(1,200)	(478)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(21)	(100)	(252)	(215)
Net periodic benefit costs/(credits) other than service costs(b)	(237)	(191)	(503)	(294)
Certain legal matters, net(c)	369	14	420	22
Consumer Healthcare JV equity method (income)/loss	(140)	(126)	(202)	(92)
Other, net	(201)	22	(417)	(104)
Other (income)/deductions––net	$(998)	$(955)	$(2,001)	$(764)
(a)The gains in the second quarter and first six months of 2021 include, among other things, unrealized gains of $917 million and $1.0 billion, respectively, related to investments in BioNTech SE (BioNTech) and Cerevel Therapeutics, LLC. The gains in the second quarter and first six months of 2020 included, among other things, unrealized gains of $568 million and $501 million, respectively, related to investments in Allogene Therapeutics, Inc. and BioNTech.
(b)Amounts include the impact of the change in accounting principle discussed in footnote (1) above.
(c)The second quarter and first six months of 2021 primarily include an amount to resolve a Multi-District Litigation relating to EpiPen pending against the Company in the U.S. District Court for the District of Kansas for $345 million, which remains subject to court approval.
(6)The increase in the effective tax rate for the second quarter and first six months of 2021, compared to the second quarter and first six months of 2020, was due to an unfavorable change in the jurisdictional mix of earnings primarily related to BNT162b2.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2021
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations(1)	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$18,977	$—	$—	$—	$—	$18,977
Cost of sales(5), (6)	7,049	6	—	—	(57)	6,997
Selling, informational and administrative expenses(5), (6)	2,928	(1)	—	—	(135)	2,792
Research and development expenses(5), (6)	2,459	1	—	—	(188)	2,273
Amortization of intangible assets(6)	931	(762)	—	—	—	169
Restructuring charges and certain acquisition-related costs	(1)	—	(3)	—	4	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(7)	(998)	(37)	—	—	460	(575)
Income from continuing operations before provision for taxes on income	6,609	793	3	—	(83)	7,321
Provision for taxes on income	1,043	167	1	—	—	1,212
Income from continuing operations	5,565	625	3	—	(84)	6,110
Income from discontinued operations––net of tax(1)	24	—	—	(24)	—	—
Net income attributable to noncontrolling interests	26	—	—	—	—	26
Net income attributable to Pfizer Inc. common shareholders	5,563	625	3	(24)	(84)	6,084
Earnings per common share attributable to Pfizer Inc. common shareholders––diluted	0.98	0.11	—	—	(0.01)	1.07

	Six Months Ended July 4, 2021
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations(1)	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$33,559	$—	$—	$—	$—	$33,559
Cost of sales(5), (6)	11,259	11	—	—	(96)	11,175
Selling, informational and administrative expenses(5), (6)	5,712	(1)	—	—	(259)	5,451
Research and development expenses (5), (6)	4,473	3	—	—	(190)	4,286
Amortization of intangible assets(6)	1,802	(1,525)	—	—	—	277
Restructuring charges and certain acquisition-related costs	22	—	(2)	—	(20)	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(7)	(2,001)	16	—	—	810	(1,175)
Income from continuing operations before provision for taxes on income	12,291	1,497	2	—	(244)	13,546
Provision for taxes on income	1,849	354	—	—	(38)	2,165
Income from continuing operations	10,443	1,143	1	—	(206)	11,381
Income from discontinued operations––net of tax(1)	32	—	—	(32)	—	—
Net income attributable to noncontrolling interests	35	—	—	—	—	35
Net income attributable to Pfizer Inc. common shareholders	10,440	1,143	1	(32)	(206)	11,346
Earnings per common share attributable to Pfizer Inc. common shareholders––diluted	1.84	0.20	—	(0.01)	(0.04)	2.00

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2020
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations(1)	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$9,864	$—	$—	$—	$—	$9,864
Cost of sales(5), (6)	1,826	5	—	—	(36)	1,795
Selling, informational and administrative expenses(5), (6)	2,659	(1)	—	—	(131)	2,528
Research and development expenses(5), (6)	2,078	1	—	—	(238)	1,841
Amortization of intangible assets(6)	869	(798)	—	—	—	71
Restructuring charges and certain acquisition-related costs	360	—	(21)	—	(339)	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(7)	(955)	(82)	—	—	595	(442)
Income from continuing operations before provision for taxes on income	3,026	874	21	—	150	4,071
Provision for taxes on income	422	180	5	—	(17)	591
Income from continuing operations	2,604	694	16	—	167	3,481
Income from discontinued operations––net of tax(1)	893	—	—	(893)	—	—
Net income attributable to noncontrolling interests	8	—	—	—	—	8
Net income attributable to Pfizer Inc. common shareholders	3,489	694	16	(893)	167	3,473
Earnings per common share attributable to Pfizer Inc. common shareholders––diluted	0.62	0.12	—	(0.16)	0.03	0.62

	Six Months Ended June 28, 2020
	GAAP Reported	Purchase Accounting Adjustments	Acquisition-Related Items(2)	Discontinued Operations(1)	Certain Significant Items(3)	Non-GAAP Adjusted(4)
Revenues	$19,947	$—	$—	$—	$—	$19,947
Cost of sales(5), (6)	3,766	9	—	—	(63)	3,712
Selling, informational and administrative expenses(5), (6)	5,200	—	—	—	(223)	4,978
Research and development expenses(5), (6)	3,750	3	—	—	(239)	3,514
Amortization of intangible assets(6)	1,718	(1,576)	—	—	—	142
Restructuring charges and certain acquisition-related costs	414	—	(35)	—	(379)	—
(Gain) on completion of Consumer Healthcare JV transaction	(6)	—	—	—	6	—
Other (income)/deductions––net(7)	(764)	(85)	—	—	145	(704)
Income from continuing operations before provision for taxes on income	5,868	1,650	34	—	752	8,305
Provision for taxes on income	782	356	8	—	123	1,269
Income from continuing operations	5,087	1,294	26	—	629	7,036
Income from discontinued operations––net of tax(1)	1,774	—	—	(1,774)	—	—
Net income attributable to noncontrolling interests	17	—	—	—	—	17
Net income attributable to Pfizer Inc. common shareholders	6,843	1,294	26	(1,774)	629	7,019
Earnings per common share attributable to Pfizer Inc. common shareholders––diluted	1.22	0.23	—	(0.32)	0.11	1.25

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)The financial statements present the three and six months ended July 4, 2021 and June 28, 2020. Subsidiaries operating outside the U.S. are included for the three and six months ended May 30, 2021 and May 24, 2020.
On November 16, 2020, we completed the spin-off and the combination of our Upjohn Business with Mylan N.V. (Mylan) to form Viatris Inc. (Viatris). On December 21, 2020, which fell in Pfizer’s international first-quarter 2021, Pfizer and Viatris completed the termination of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (Mylan-Japan collaboration) and we transferred related operations that were part of the Mylan-Japan collaboration to Viatris. As a result of the spin-off of the Upjohn Business and the termination of the Mylan-Japan collaboration, the results of operations of the Upjohn Business and the Mylan-Japan collaboration are presented as discontinued operations. Prior-period financial information has been restated, as appropriate.
In the first quarter of 2021, we adopted a change in accounting principle to a more preferable policy under U.S. GAAP to immediately recognize actuarial gains and losses arising from the remeasurement of our pension and postretirement plans. The actuarial gains and losses are classified as Other (income)/deductions––net. Prior period financial results have been recast to reflect this change in accounting principle. Also beginning in 2021, we exclude pension and postretirement actuarial remeasurement gains and losses from our Non-GAAP Adjusted results because of their inherent market volatility, which we do not control and cannot predict with any level of certainty and because we do not believe including these gains and losses assists investors in understanding our business or is reflective of our core operations and business. The impact of the change on the second quarter of 2020 was a $79 million increase in Non-GAAP Adjusted Income attributable to Pfizer Inc. common shareholders and a $0.01 increase in Adjusted diluted EPS. The impact of the change on the first six months of 2020 was a $134 million increase in Non-GAAP Adjusted Income attributable to Pfizer Inc. common shareholders and a $0.02 increase in Adjusted diluted EPS. See footnote (3) below.
Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.
(2)Acquisition-related items include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2021	2020	2021	2020
Restructuring charges/(credits)(a)	$—	$(1)	$(7)	$—
Transaction costs(b)	—	11	—	14
Integration costs and other(c)	4	11	8	21
Total acquisition-related items––pre-tax	3	21	2	34
Income taxes(d)	(1)	(5)	—	(8)
Total acquisition-related items––net of tax	$3	$16	$1	$26
(a)Includes employee termination costs, asset impairments and other exit costs associated with business combinations. All of these items are included in Restructuring charges and certain acquisition-related costs.
(b)Transaction costs represent external costs for banking, legal, accounting and other similar services. All of these items are included in Restructuring charges and certain acquisition-related costs.
(c)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.
(d)Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying the applicable tax rate.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(3)Certain significant items include the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2021	2020	2021	2020
Restructuring charges/(credits)––cost reduction initiatives(a)	$(4)	$339	$20	$379
Implementation costs and additional depreciation––asset restructuring(b)	137	79	222	102
Net (gains)/losses on asset disposals(c)	(58)	—	(58)	—
Net (gains)/losses recognized during the period on equity securities(c)	(798)	(696)	(1,197)	(501)
Certain legal matters, net(c)	363	14	374	22
Business and legal entity alignment costs(d)	51	73	125	149
Actuarial valuation and other pension and postretirement plan (gains)/losses(e)	6	(6)	(33)	76
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	(6)
Other(f)	220	347	303	530
Total certain significant items––pre-tax	(83)	150	(244)	752
Income taxes(g)	—	17	38	(123)
Total certain significant items––net of tax	$(84)	$167	$(206)	$629
(a)Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs.
(b)Relates to our cost-reduction and productivity initiatives not related to acquisitions. Primarily included in Cost of sales ($41 million) and Selling, informational and administrative expenses ($96 million) for the second quarter of 2021. Primarily included in Cost of sales ($62 million) and Selling, informational and administrative expenses ($160 million) for the first six months of 2021. Primarily included in Cost of sales ($14 million) and Selling, informational and administrative expenses ($63 million) for the second quarter of 2020. Primarily included in Cost of sales ($27 million) and Selling, informational and administrative expenses ($78 million) for the first six months of 2020.
(c)Included in Other (income)/deductions––net. See Note (5) to the Consolidated Statements of Income above for additional information.
(d)Mainly represents costs for consulting, legal, tax and advisory services associated with the internal reorganization of legal entities. For the second quarter of 2021, primarily included in Cost of sales ($16 million) and Selling, informational and administrative expenses ($34 million), and for the first six months of 2021, primarily included in Cost of sales ($32 million) and Selling, informational and administrative expenses ($87 million). For the second quarter of 2020, primarily included in Cost of sales ($19 million) and Selling, informational and administrative expenses ($47 million), and for the first six months of 2020, primarily included in Cost of sales ($30 million), Selling, informational and administrative expenses ($108 million) and Research and development expenses ($11 million).
(e)Included in Other (income)/deductions––net. For the first six months of 2021, includes a $45 million interim actuarial remeasurement pre-tax gain and for the first six months of 2020, includes a $74 million interim actuarial remeasurement pre-tax loss. See footnote (1) above.
(f)For the second quarter of 2021, primarily included in Research and development expenses ($187 million) and Other (income)/deductions––net ($27 million). For the first six months of 2021, primarily included in Selling, informational and administrative expenses ($12 million), Research and development expenses ($185 million) and Other (income)/deductions––net ($104 million). For the second quarter of 2020, primarily included in Selling, informational and administrative expenses ($21 million), Research and development expenses ($229 million) and Other (income)/deductions––net ($93 million). For the first six months of 2020, primarily included in Selling, informational and administrative expenses ($37 million), Research and development expenses ($230 million) and Other (income)/deductions––net ($257 million). Among other things, the second quarter and first six months of 2021 include a charge of $186 million for in-process R&D related to an asset acquisition completed in the second quarter of 2021. Also, the second quarter of 2021 includes charges of $31 million and the first six months of 2021 includes charges of $81 million recorded in Other (income)/deductions––net, primarily representing our pro rata share of restructuring and business combination accounting charges recorded by the Consumer Healthcare JV. Among other things, the second quarter of 2020 included charges of $85 million and the first six months of 2020 included charges of $245 million recorded in Other (income)/deductions––net, primarily representing our pro rata share of restructuring and business combination accounting charges recorded by the Consumer Healthcare JV. The

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
second quarter and first six months of 2020 also included upfront payments of $130 million to Valneva SE and $72 million to BioNTech SE, which were recorded to Research and development expenses.
(g)Included in Provision for taxes on income. Includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying the applicable tax rate.
(4)Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2020 Annual Report on Form 10-K), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented solely to permit investors to more fully understand how management assesses performance.
(5)Exclusive of amortization of intangible assets, except as discussed in footnote (6) below.
(6)Amortization of finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization of intangible assets that are for a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.
(7)Non-GAAP Adjusted Other (income)/deductions––net includes the following:

	Second-Quarter		Six Months
(MILLIONS OF DOLLARS)	2021	2020	2021	2020
Interest income	$(13)	$(19)	$(12)	$(53)
Interest expense	318	373	655	768
Net interest expense	305	353	643	715
Royalty-related income	(212)	(191)	(388)	(310)
Net (gains)/losses on asset disposals	—	1	(39)	2
Net (gains)/losses recognized during the period on equity securities	(2)	(36)	(4)	23
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(21)	(100)	(252)	(215)
Net periodic benefit costs/(credits) other than service costs	(243)	(185)	(470)	(370)
Certain legal matters, net	6	—	46	—
Consumer Healthcare JV equity method (income)/loss	(172)	(211)	(283)	(337)
Other, net	(237)	(74)	(429)	(213)
Non-GAAP Adjusted Other (income)/deductions––net	$(575)	$(442)	$(1,175)	$(704)
See Note (5) to the Consolidated Statements of Income above for additional information on the components comprising GAAP reported Other (income)/deductions––net. For additional information on certain significant items excluded from GAAP reported Other (income)/deductions––net in calculating Non-GAAP Adjusted Other (income)/deductions––net, refer to footnote (3) above.

PFIZER INC. - REVENUES
SECOND-QUARTER 2021 and 2020 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2021	2020	% Change		2021	2020	% Change	2021	2020	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES(b)	$18,977	$9,864	92%	86%	$7,593	$5,113	48%	$11,384	$4,751	*	*
Vaccines	$9,234	$1,247	*	*	$2,700	$492	*	$6,534	$754	*	*
BNT162b2 direct sales and alliance revenues	7,838	—	*	*	2,034	—	*	5,804	—	*	*
Prevnar 13/Prevenar 13	1,241	1,116	11%	9%	642	481	34%	599	636	(6%)	(9%)
FSME/IMMUN-TicoVac	61	45	35%	22%	—	—	—	61	45	35%	22%
Nimenrix	49	56	(12%)	(20%)	—	—	—	49	56	(12%)	(20%)
All other Vaccines	46	30	53%	47%	24	12	*	21	18	19%	9%
Oncology	$3,145	$2,647	19%	16%	$1,959	$1,738	13%	$1,186	$909	30%	23%
Ibrance	1,404	1,349	4%	2%	862	927	(7%)	542	422	28%	21%
Xtandi alliance revenues	303	266	14%	14%	303	266	14%	—	—	—	—
Inlyta	257	195	32%	29%	155	132	17%	102	63	62%	53%
Sutent	194	209	(7%)	(10%)	48	61	(22%)	146	148	(1%)	(6%)
Bosulif	136	113	20%	18%	88	78	13%	48	36	35%	28%
Xalkori	120	138	(13%)	(17%)	25	37	(34%)	95	100	(5%)	(11%)
Ruxience(c)	120	11	*	*	113	11	*	7	—	*	*
Zirabev(c)	129	9	*	*	72	6	*	57	3	*	*
Retacrit(c)	103	87	18%	16%	78	63	24%	25	24	5%	(5%)
Lorbrena	66	46	44%	41%	36	25	44%	31	21	44%	38%
Aromasin	51	39	32%	23%	1	1	(10%)	51	38	33%	23%
Besponsa	45	46	(3%)	(5%)	27	28	(3%)	18	18	(2%)	(7%)
Braftovi	42	36	16%	16%	42	36	15%	—	—	—	—
Mektovi	36	32	12%	12%	36	32	10%	—	—	—	—
All other Oncology	138	69	99%	94%	75	34	*	63	35	80%	69%
Internal Medicine	$2,403	$2,279	5%	2%	$1,253	$1,225	2%	$1,150	$1,054	9%	3%
Eliquis direct sales and alliance revenues	1,481	1,272	16%	13%	831	722	15%	650	550	18%	10%
Chantix/Champix	184	235	(22%)	(23%)	137	179	(23%)	47	56	(17%)	(23%)
Premarin family	128	152	(16%)	(16%)	118	142	(17%)	10	10	6%	(4%)
Toviaz	62	64	(4%)	(8%)	19	22	(16%)	43	42	2%	(3%)
BMP2	66	57	15%	15%	66	57	15%	—	—	—	—
Pristiq	42	43	(3%)	(10%)	7	9	(23%)	34	34	2%	(6%)
All other Internal Medicine	440	455	(3%)	(7%)	75	93	(19%)	365	362	1%	(4%)
Hospital(b)	$2,259	$1,863	21%	17%	$833	$830	—	$1,426	$1,032	38%	30%
Sulperazon	141	102	39%	28%	—	—	—	141	102	39%	28%
Medrol	112	78	44%	39%	47	30	53%	66	48	38%	30%
Zavicefta	104	46	*	*	—	—	—	104	45	*	*
Vfend	72	75	(3%)	(9%)	2	14	(85%)	70	61	14%	8%
Fragmin	77	58	33%	20%	2	2	(4%)	76	57	34%	21%
EpiPen	80	75	7%	5%	66	64	3%	15	11	28%	14%
Zithromax	43	55	(23%)	(26%)	—	—	—	42	55	(23%)	(26%)
Zyvox	48	55	(13%)	(17%)	4	5	(34%)	44	50	(10%)	(16%)
Precedex	42	114	(63%)	(64%)	9	94	(91%)	34	21	62%	54%
IVIg Products(d)	107	85	26%	26%	107	85	26%	—	—	—	—
Pfizer CentreOne(e)	437	224	95%	89%	136	99	37%	301	125	*	*
All other Anti-infectives	425	321	32%	28%	122	78	56%	303	243	25%	19%
All other Hospital	569	574	(1%)	(4%)	340	359	(5%)	229	214	7%	(2%)
Inflammation & Immunology (I&I)	$1,041	$1,149	(9%)	(12%)	$484	$551	(12%)	$558	$597	(7%)	(12%)
Xeljanz	586	635	(8%)	(9%)	390	458	(15%)	195	177	10%	5%
Enbrel (Outside the U.S. and Canada)	286	337	(15%)	(19%)	—	—	—	286	337	(15%)	(19%)
Inflectra/Remsima(c)	136	150	(10%)	(14%)	67	72	(7%)	69	78	(12%)	(20%)
All other I&I	33	26	30%	31%	26	21	25%	7	5	54%	59%
Rare Disease	$895	$681	32%	28%	$365	$277	32%	$530	$404	31%	25%
Vyndaqel/Vyndamax	501	277	81%	77%	225	145	54%	276	131	*	*
BeneFIX	112	109	3%	1%	61	56	9%	51	53	(3%)	(8%)
Genotropin	109	106	3%	1%	33	24	33%	77	82	(6%)	(9%)
Refacto AF/Xyntha	77	91	(16%)	(20%)	18	18	1%	58	73	(20%)	(25%)
Somavert	68	67	1%	(5%)	23	25	(7%)	45	43	5%	(3%)
All other Rare Disease	29	31	(7%)	(6%)	5	8	(37%)	24	23	4%	4%
Total Alliance revenues	$1,880	$1,404	34%	31%	$1,161	$996	17%	$719	$408	76%	67%
Total Biosimilars(c)	$559	$289	93%	88%	$363	$161	*	$195	$128	52%	39%
Total Sterile Injectable Pharmaceuticals(f)	$1,381	$1,233	12%	8%	$608	$641	(5%)	$773	$592	31%	22%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SECOND-QUARTER 2021 and 2020 - (UNAUDITED)

	DEVELOPED EUROPE(g)				DEVELOPED REST OF WORLD(h)				EMERGING MARKETS(i)
	2021	2020	% Change		2021	2020	% Change		2021	2020	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES(b)	$4,577	$1,864	*	*	$2,997	$989	*	*	$3,810	$1,897	*	94%
Vaccines	$2,541	$250	*	*	$2,010	$97	*	*	$1,983	$407	*	*
BNT162b2 direct sales and alliance revenues	2,330	—	*	*	1,903	—	*	*	1,571	—	*	*
Prevnar 13/Prevenar 13	121	170	(29%)	(35%)	99	94	6%	—	379	372	2%	1%
FSME/IMMUN-TicoVac	43	34	28%	16%	—	—	—	—	17	11	56%	40%
Nimenrix	31	31	3%	(7%)	6	3	*	85%	11	22	(49%)	(51%)
All other Vaccines	16	16	—	(9%)	1	1	*	92%	4	1	*	*
Oncology	$570	$414	38%	25%	$234	$193	21%	17%	$382	$302	26%	24%
Ibrance	292	219	33%	21%	120	95	27%	21%	130	108	20%	21%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	44	20	*	*	23	21	7%	6%	35	22	59%	53%
Sutent	50	62	(20%)	(28%)	19	23	(17%)	(21%)	77	62	24%	22%
Bosulif	23	18	27%	16%	16	14	16%	16%	9	4	*	*
Xalkori	24	28	(17%)	(25%)	12	12	(4%)	(8%)	60	60	1%	(6%)
Ruxience(c)	3	—	*	*	4	—	*	*	—	—	—	—
Zirabev(c)	47	—	*	*	8	3	*	*	2	—	*	*
Retacrit(c)	25	23	8%	(2%)	—	—	—	—	—	1	(67)	(69%)
Lorbrena	13	9	43%	30%	11	9	18%	18%	7	3	*	*
Aromasin	7	7	(3%)	(12%)	2	2	(3%)	(6%)	41	28	45%	35%
Besponsa	7	9	(21%)	(28%)	8	7	16%	11%	3	3	13%	12%
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	36	18	96%	78%	11	6	91%	81%	17	11	49%	49%
Internal Medicine	$529	$492	8%	(3%)	$216	$228	(5%)	(10%)	$404	$334	21%	19%
Eliquis direct sales and alliance revenues	353	313	13%	2%	102	98	4%	(1%)	195	139	41%	37%
Chantix/Champix	22	30	(25%)	(33%)	14	17	(18%)	(24%)	10	9	12%	10%
Premarin family	—	—	—	—	5	5	11%	2%	5	5	1%	(10%)
Toviaz	18	16	10%	(1%)	23	23	(1%)	(3%)	2	3	(26%)	(24%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Pristiq	10	10	6%	(3%)	11	9	19%	4%	14	15	(11%)	(14%)
All other Internal Medicine	126	123	3%	(8%)	61	76	(20%)	(23%)	178	163	9%	9%
Hospital(b)	$418	$248	69%	56%	$201	$178	13%	4%	$806	$607	33%	27%
Sulperazon	—	—	—	—	2	2	(11%)	(10%)	140	100	40%	29%
Medrol	15	12	28%	16%	12	10	17%	11%	39	26	50%	44%
Zavicefta	33	18	81%	65%	—	—	—	—	70	27	*	*
Vfend	6	5	35%	23%	10	14	(24%)	(25%)	54	43	24%	17%
Fragmin	39	29	34%	20%	15	15	(1%)	(11%)	21	12	75%	64%
EpiPen	—	—	—	—	15	11	28%	14%	—	—	—	—
Zithromax	11	14	(22%)	(29%)	5	7	(33%)	(34%)	26	33	(21%)	(24%)
Zyvox	3	3	1%	(8%)	6	6	(10%)	(12%)	36	41	(11%)	(17%)
Precedex	—	—	—	—	8	8	—	(3%)	25	13	*	91%
IVIg Products(d)	—	—	—	—	—	—	—	—	—	—	—	—
Pfizer CentreOne(e)	197	58	*	*	26	7	*	*	77	60	28%	24%
All other Anti-infectives	72	61	18%	7%	24	26	(8%)	(14%)	208	156	33%	29%
All other Hospital	41	48	(14%)	(22%)	79	71	11%	(3%)	109	95	15%	8%
Inflammation & Immunology (I&I)	$257	$274	(6%)	(15%)	$155	$156	—	(6%)	$146	$168	(13%)	(12%)
Xeljanz	79	63	25%	14%	72	63	13%	7%	45	51	(12%)	(10%)
Enbrel (Outside the U.S. and Canada)	134	159	(16%)	(24%)	57	66	(14%)	(18%)	95	112	(14%)	(13%)
Inflectra/Remsima(c)	49	57	(14%)	(22%)	18	16	10%	(3%)	2	5	(55%)	(57%)
All other I&I	(5)	(5)	(8%)	(16%)	9	10	(13%)	(13%)	3	—	*	*
Rare Disease	$261	$186	40%	28%	$181	$138	31%	29%	$88	$80	11%	13%
Vyndaqel/Vyndamax	145	54	*	*	123	72	72%	73%	7	5	41%	38%
BeneFIX	19	18	5%	(5%)	14	17	(17%)	(22%)	18	18	2%	4%
Genotropin	30	35	(14%)	(22%)	26	31	(15%)	(17%)	21	16	30%	33%
Refacto AF/Xyntha	30	41	(28%)	(34%)	6	9	(32%)	(39%)	23	23	(1%)	(4%)
Somavert	34	33	3%	(7%)	6	6	5%	(1%)	5	4	22%	23%
All other Rare Disease	3	5	(27%)	(35%)	5	4	25%	9%	15	14	9%	16%
Total Alliance revenues	$579	$302	92%	81%	$113	$106	7%	2%	$27	$—	*	*
Total Biosimilars(c)	$145	$97	49%	36%	$33	$21	59%	45%	$16	$10	64%	60%
Total Sterile Injectable Pharmaceuticals(f)	$143	$121	18%	7%	$116	$113	3%	(7%)	$515	$359	43%	36%

PFIZER INC. - REVENUES
SIX MONTHS 2021 and 2020 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2021	2020	% Change		2021	2020	% Change	2021	2020	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES(b)	$33,559	$19,947	68%	64%	$15,190	$10,403	46%	$18,369	$9,544	92%	83%
Vaccines	$14,127	$2,857	*	*	$5,395	$1,304	*	$8,733	$1,553	*	*
BNT162b2 direct sales and alliance revenues	11,300	—	*	*	4,072	—	*	7,228	—	*	*
Prevnar 13/Prevenar 13	2,524	2,566	(2%)	(3%)	1,280	1,275	—	1,244	1,291	(4%)	(6%)
FSME/IMMUN-TicoVac	114	93	23%	11%	—	—	—	114	93	23%	11%
Nimenrix	95	130	(27%)	(32%)	—	—	—	95	130	(27%)	(32%)
All other Vaccines	94	68	38%	32%	43	29	46%	51	39	33%	21%
Oncology	$6,007	$5,082	18%	16%	$3,726	$3,310	13%	$2,281	$1,772	29%	22%
Ibrance	2,657	2,598	2%	—	1,656	1,779	(7%)	1,002	819	22%	16%
Xtandi alliance revenues	570	475	20%	20%	570	475	20%	—	—	—	—
Inlyta	486	364	34%	31%	296	248	20%	190	116	63%	55%
Sutent	394	414	(5%)	(8%)	99	113	(12%)	295	301	(2%)	(6%)
Bosulif	259	213	21%	19%	168	145	15%	91	68	34%	27%
Xalkori	255	287	(11%)	(15%)	53	77	(31%)	202	210	(4%)	(9%)
Ruxience(c)	218	19	*	*	202	19	*	17	—	*	*
Zirabev(c)	215	15	*	*	105	10	*	110	5	*	*
Retacrit(c)	212	176	20%	18%	162	129	26%	49	47	6%	(4%)
Lorbrena	126	88	43%	40%	67	50	35%	59	38	54%	47%
Aromasin	103	72	42%	34%	2	2	(31%)	101	70	45%	36%
Besponsa	95	90	6%	4%	60	57	5%	35	33	8%	2%
Braftovi	89	74	21%	21%	88	74	20%	—	—	—	—
Mektovi	71	69	3%	3%	71	69	3%	—	—	—	—
All other Oncology	257	128	*	96%	127	63	*	129	65	*	89%
Internal Medicine	$4,997	$4,610	8%	6%	$2,701	$2,573	5%	$2,296	$2,037	13%	8%
Eliquis direct sales and alliance revenues	3,124	2,572	21%	19%	1,812	1,527	19%	1,312	1,045	26%	19%
Chantix/Champix	401	505	(21%)	(22%)	304	390	(22%)	98	115	(15%)	(20%)
Premarin family	271	304	(11%)	(11%)	251	283	(12%)	21	20	4%	(2%)
Toviaz	119	124	(4%)	(8%)	32	41	(22%)	86	83	4%	(1%)
BMP2	115	127	(9%)	(9%)	115	127	(9%)	—	—	—	—
Pristiq	101	84	21%	17%	33	19	76%	69	65	5%	—
All other Internal Medicine	865	894	(3%)	(6%)	155	186	(16%)	710	708	—	(3%)
Hospital(b)	$4,602	$3,951	16%	13%	$1,738	$1,721	1%	$2,863	$2,231	28%	22%
Sulperazon	334	289	16%	7%	—	—	—	334	289	16%	7%
Medrol	211	207	2%	(1%)	91	108	(15%)	120	99	21%	15%
Zavicefta	198	95	*	*	—	—	—	198	94	*	*
Vfend	153	149	2%	(3%)	2	15	(83%)	150	134	12%	6%
Fragmin	149	118	26%	17%	3	4	(28%)	146	114	28%	19%
EpiPen	147	160	(8%)	(9%)	123	136	(10%)	24	24	(1%)	(9%)
Zithromax	132	193	(32%)	(35%)	—	3	*	132	190	(31%)	(34%)
Zyvox	103	125	(18%)	(21%)	7	12	(37%)	96	114	(16%)	(19%)
Precedex	97	156	(38%)	(39%)	28	118	(76)	69	38	82%	78%
IVIg Products(d)	212	183	16%	16%	212	183	16%	—	—	—	—
Pfizer CentreOne(e)	827	376	*	*	288	175	65%	539	201	*	*
All other Anti-infectives	823	717	15%	12%	232	215	8%	590	502	18%	14%
All other Hospital	1,217	1,183	3%	—	750	752	—	466	431	8%	1%
Inflammation & Immunology (I&I)	$2,107	$2,127	(1%)	(3%)	$946	$942	—	$1,161	$1,185	(2%)	(6%)
Xeljanz	1,124	1,086	3%	2%	722	744	(3%)	402	343	17%	13%
Enbrel (Outside the U.S. and Canada)	605	684	(11%)	(15%)	—	—	—	605	684	(11%)	(15%)
Inflectra/Remsima(c)	313	308	1%	(2%)	171	156	10%	141	153	(7%)	(15%)
All other I&I	65	48	35%	36%	52	42	23%	13	5	*	*
Rare Disease	$1,720	$1,319	30%	27%	$685	$554	24%	$1,035	$766	35%	29%
Vyndaqel/Vyndamax	953	508	88%	82%	430	272	58%	523	236	*	*
BeneFIX	225	230	(2%)	(4%)	121	122	(1%)	104	108	(4%)	(8%)
Genotropin	189	209	(9%)	(12%)	37	55	(33%)	152	153	(1%)	(4%)
Refacto AF/Xyntha	165	181	(9%)	(12%)	39	37	7%	126	144	(12%)	(17%)
Somavert	133	131	2%	(3%)	45	50	(10%)	88	81	8%	1%
All other Rare Disease	55	61	(11%)	(9%)	12	17	(31%)	42	44	(3%)	(1%)
Total Alliance revenues	$3,650	$2,786	31%	28%	$2,426	$2,018	20%	$1,223	$769	59%	50%
Total Biosimilars(c)	$1,089	$578	88%	83%	$691	$328	*	$398	$250	59%	47%
Total Sterile Injectable Pharmaceuticals(f)	$2,863	$2,634	9%	6%	$1,290	$1,356	(5%)	$1,573	$1,278	23%	17%

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SIX MONTHS 2021 and 2020 - (UNAUDITED)

	DEVELOPED EUROPE(g)				DEVELOPED REST OF WORLD(h)				EMERGING MARKETS(i)
	2021	2020	% Change		2021	2020	% Change		2021	2020	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES(b)	$7,615	$3,573	*	95%	$4,120	$1,908	*	*	$6,634	$4,063	63%	61%
Vaccines	$3,668	$500	*	*	$2,186	$200	*	*	$2,879	$853	*	*
BNT162b2 direct sales and alliance revenues	3,171	—	*	*	1,973	—	*	*	2,085	—	*	*
Prevnar 13/Prevenar 13	298	318	(6%)	(15%)	200	191	5%	(2%)	746	782	(5%)	(3%)
FSME/IMMUN-TicoVac	91	77	18%	8%	—	—	—	—	23	16	42%	29%
Nimenrix	64	71	(9%)	(17%)	11	8	39%	21%	19	52	(63%)	(62%)
All other Vaccines	44	35	27%	15%	2	1	46%	34%	5	3	*	90%
Oncology	$1,076	$778	38%	26%	$449	$359	25%	20%	$757	$634	19%	19%
Ibrance	536	416	29%	17%	223	180	23%	18%	244	222	10%	14%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	81	34	*	*	45	37	23%	19%	63	45	40%	39%
Sutent	102	124	(17%)	(25%)	39	44	(11%)	(16%)	153	133	15%	15%
Bosulif	44	34	32%	21%	31	25	25%	22%	15	9	61%	63%
Xalkori	49	51	(4%)	(13%)	24	23	3%	(2%)	129	136	(5%)	(9%)
Ruxience(c)	6	—	*	*	9	—	*	*	2	—	*	*
Zirabev(c)	88	—	*	*	18	5	*	*	5	—	*	*
Retacrit(c)	49	45	7%	(3%)	—	—	—	—	1	1	(41%)	(44%)
Lorbrena	25	16	58%	43%	20	18	16%	13%	13	5	*	*
Aromasin	14	13	6%	(4%)	4	5	(5%)	(8%)	83	52	59%	50%
Besponsa	14	15	(6%)	(15%)	14	12	18%	12%	7	5	24%	27%
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	67	30	*	*	21	10	*	*	41	25	63%	64%
Internal Medicine	$1,062	$947	12%	2%	$434	$440	(1%)	(7%)	$800	$651	23%	26%
Eliquis direct sales and alliance revenues	708	591	20%	9%	204	185	11%	5%	400	269	49%	51%
Chantix/Champix	46	63	(28%)	(35%)	31	32	(5%)	(12%)	22	19	11%	12%
Premarin family	1	1	(1%)	(9%)	11	10	11%	3%	10	10	(3%)	(7%)
Toviaz	35	32	13%	3%	46	46	1%	(2%)	5	6	(18%)	(13%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Pristiq	21	18	12%	2%	20	18	12%	1%	28	29	(4%)	(1%)
All other Internal Medicine	252	242	4%	(7%)	122	150	(18%)	(22%)	336	317	6%	9%
Hospital(b)	$775	$455	70%	58%	$390	$346	13%	5%	$1,698	$1,429	19%	15%
Sulperazon	—	—	—	—	3	4	(12%)	(13%)	330	285	16%	7%
Medrol	29	27	9%	—	22	20	7%	2%	69	52	32%	28%
Zavicefta	64	36	79%	63%	1	—	*	85%	134	58	*	*
Vfend	12	9	34%	22%	24	29	(18%)	(21%)	115	97	18%	13%
Fragmin	75	58	31%	19%	28	28	(3%)	(10%)	43	28	54%	48%
EpiPen	—	—	—	—	24	24	(1%)	(9%)	—	—	—	—
Zithromax	20	29	(30%)	(36%)	10	16	(34%)	(37%)	101	145	(31%)	(33%)
Zyvox	5	5	6%	(3%)	13	12	—	(3%)	78	96	(19%)	(22%)
Precedex	—	—	—	—	15	17	(13%)	(16%)	54	21	*	*
IVIg Products(d)	—	—	—	—	—	—	—	—	—	—	—	—
Pfizer CentreOne(e)	346	95	*	*	55	13	*	*	139	94	48%	43%
All other Anti-infectives	141	115	23%	12%	46	50	(7%)	(13%)	403	337	19%	19%
All other Hospital	82	82	—	(9%)	151	133	13%	2%	233	215	8%	3%
Inflammation & Immunology (I&I)	$529	$544	(3%)	(11%)	$315	$305	3%	(2%)	$317	$336	(6%)	(1%)
Xeljanz	160	129	23%	13%	139	117	18%	12%	103	96	7%	13%
Enbrel (Outside the U.S. and Canada)	278	313	(11%)	(19%)	124	142	(13%)	(17%)	203	229	(11%)	(8%)
Inflectra/Remsima(c)	102	116	(12%)	(19%)	34	26	31%	20%	5	11	(54%)	(56%)
All other I&I	(11)	(14)	(19%)	(26%)	18	19	(6%)	(9%)	6	—	*	*
Rare Disease	$506	$347	46%	33%	$345	$258	34%	30%	$184	$161	15%	18%
Vyndaqel/Vyndamax	277	93	*	*	230	132	74%	71%	16	11	47%	47%
BeneFIX	36	38	(4%)	(13%)	29	33	(14%)	(19%)	39	37	6%	8%
Genotropin	59	66	(11%)	(19%)	53	56	(4%)	(8%)	40	31	27%	34%
Refacto AF/Xyntha	62	80	(23%)	(30%)	12	17	(30%)	(36%)	52	46	12%	12%
Somavert	68	63	8%	(2%)	11	10	8%	2%	9	8	14%	18%
All other Rare Disease	4	7	(48%)	(52%)	10	9	14%	3%	28	27	3%	12%
Total Alliance revenues	$969	$568	71%	60%	$226	$200	13%	8%	$28	$1	*	*
Total Biosimilars(c)	$289	$192	51%	38%	$68	$34	97%	85%	$41	$24	69%	72%
Total Sterile Injectable Pharmaceuticals(f)	$278	$226	23%	12%	$219	$214	2%	(6%)	$1,077	$838	29%	24%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (g) to (i) below, respectively.
(b)
On November 16, 2020, we completed the spin-off and the combination of our Upjohn Business with Mylan to form Viatris. Beginning in the fourth quarter of 2020, the results of our Meridian subsidiary, which was previously included in our former Upjohn operating segment, are reported in the Hospital therapeutic area for all periods presented.

(c)	Biosimilars are highly similar versions of approved and authorized biological medicines and primarily include revenues from Inflectra/Remsima, Ruxience, Zirabev and Retacrit.
(d)	Intravenous immunoglobulin (IVIg) products include the revenues from Panzyga, Octagam and Cutaquig.
(e)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with former legacy Pfizer businesses/partnerships, including but not limited to, transitional manufacturing and supply agreements with Viatris following the spin-off of the Upjohn Business.

(f)	Total Sterile Injectable Pharmaceuticals represents the total of all branded and generic injectable products in the Hospital therapeutic area, including anti-infective sterile injectable pharmaceuticals.
(g)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(h)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.
(i)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, Central Europe, the Middle East, Africa and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of July 28, 2021. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance; reorganizations; business plans and prospects; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, clinical trial results and other developing data that become available, revenue contribution, growth, performance, timing of exclusivity and potential benefits; strategic reviews; capital allocation objectives; dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, and our ability to successfully capitalize on these opportunities; manufacturing and product supply; our efforts to respond to COVID-19, including the Pfizer-BioNTech COVID-19 vaccine (BNT162b2) and our investigational protease inhibitors; and our expectations regarding the impact of COVID-19 on our business, operations and financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of R&D activities, including, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; and whether and when additional data from our pipeline programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products or indications from regulators on a timely basis or at all; regulatory decisions impacting labeling, manufacturing processes, safety and/or other matters; the impact of recommendations by technical or advisory committees; and the timing of pricing approvals and product launches;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could impact marketing approval, product labeling, and/or availability or commercial potential, including uncertainties regarding the commercial or other impact of the results of the Xeljanz ORAL Surveillance (A3921133) study or any potential actions by regulatory authorities based on analysis of ORAL Surveillance or other data;
•the success and impact of external business-development activities, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which could result in increased leverage and/or a downgrade of our credit ratings; challenges integrating the businesses and operations; disruption to business and operations relationships; risks related to growing revenues for certain acquired products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our or our third party suppliers’ facilities; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as the COVID-19 pandemic) on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, research and development and clinical trials;
•risks and uncertainties related to our efforts to develop and commercialize a vaccine to help prevent COVID-19 and potential treatments for COVID-19, as well as challenges related to their manufacturing, supply and distribution, including, among others, uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as risks associated with pre-clinical or clinical data (including the Phase 3 data for BNT162b2), including the possibility of unfavorable new pre-clinical, clinical or safety data and further analyses of existing pre-clinical, clinical or safety data; the ability to produce comparable clinical or other results, including the rate of vaccine effectiveness and safety and tolerability profile observed to date, in additional analyses of the Phase 3 trial and additional studies or in larger, more diverse populations following commercialization; the ability of BNT162b2 to prevent COVID-19 caused by emerging virus variants; the risk that more widespread use of the vaccine will lead to new information about efficacy, safety or other developments, including the risk of additional adverse reactions, some of which may be serious; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from the BNT162 mRNA vaccine program or other programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations; whether regulatory authorities will be satisfied with the design of and results from these and any future pre-clinical and clinical studies; whether and when biologics license and/or EUA applications or amendments to any such applications may be filed in particular jurisdictions for BNT162b2 or any other potential vaccines that may arise from the BNT162 program, and if obtained, whether or when such EUA or licenses will expire or terminate; whether and when any applications that may be pending or filed for BNT162b2 (including the Biologics License Application in the U.S. or any requested amendments to the emergency use or conditional marketing authorizations) or other vaccines that may result from the BNT162 program may be approved by particular regulatory authorities, which will depend on myriad factors, including making a determination as to whether the vaccine’s benefits outweigh its known risks and determination of the vaccine’s efficacy and, if approved, whether it will be commercially successful; decisions by regulatory authorities impacting labeling or marketing, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of a vaccine, including development of products or therapies by other companies; disruptions in the relationships between us and our collaboration partners, clinical trial sites or third-party suppliers, including our relationship with BioNTech; the risk that other companies may produce superior or competitive products; the risk that demand for any products may be reduced or no longer exist; risks related to the availability of raw materials to manufacture or test any such products; challenges related to our vaccine’s ultra-low temperature formulation, two-dose schedule and attendant storage, distribution and administration requirements, including risks related to storage and handling after delivery by Pfizer; the risk that we may not be able to successfully develop other vaccine formulations, booster doses or new variant-specific vaccines; the risk that we may not be able to recoup costs associated with our R&D and manufacturing efforts; risks associated with any changes in the way we approach or provide research funding for the BNT162 program or potential treatment for COVID-19; challenges and risks associated with the pace of our development programs; the risk that we may not be able to maintain or scale up manufacturing capacity on a timely basis or maintain access to logistics or supply channels commensurate with global demand for our vaccine or any potential approved treatment, which would negatively impact our ability to supply the estimated numbers of doses of our vaccine within the projected time periods as previously indicated; whether and when additional supply agreements will be reached; uncertainties regarding the ability to obtain recommendations from vaccine advisory or technical committees and other public health authorities and uncertainties regarding the commercial impact of any such recommendations; pricing and access challenges for such products; challenges related to public vaccine confidence or awareness; trade restrictions; and competitive developments;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;
•any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties; and any significant issues related to our JVs and other third-party business arrangements;
•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, civil unrest or military action;
•the impact of product recalls, withdrawals and other unusual items;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation or any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access or restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive insurance markets;
•legislation or regulatory action in markets outside of the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;
•legal defense costs, insurance expenses, settlement costs and contingencies, including those related to actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation;
•governmental laws and regulations affecting our operations, including, without limitation, changes in laws and regulations or their interpretation, including, among others, changes in tax laws and regulations, including, among others, any potential changes to the existing tax law by the current U.S. Presidential administration and Congress increasing the corporate tax rate and/or the tax rate on foreign earnings;
Risks Related to Intellectual Property, Technology and Security:
•any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all; and
•our ability to protect our patents and other intellectual property, including against claims of invalidity that could result in loss of exclusivity, unasserted intellectual property claims and in response to any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection for or agreeing not to enforce or being restricted from enforcing intellectual property related to our products, including our vaccine to help prevent COVID-19 and potential treatments for COVID-19.
We cannot guarantee that any forward-looking statement will be realized. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release.